FORM 8-A/A-1

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               ILLINI CORPORATION
             (Exact name of registrant as specified in its charter)

                Illinois                                 37-1135429
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

               3200 West Iles Avenue, Springfield, Illinois 62707
          (Address of principal executive offices, including zip code)

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. []

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act, and is effective pursuant to General Instruction A.(d), check the following box. []

            Securities Act registration statement file number to which this form relates: Not Applicable Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered

       none                                                    none


        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock Purchase Rights
                                (title of class)

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            This Form 8-A/A-1 amends and restates the Registration Statement of
Form 8-A dated June 25, 1997, filed by Illini Corporation (the "Company") with respect to the Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated June 20, 1997 between the Company and Illinois Stock Transfer Company as rights agent (the "Rights Agent"), as amended by a First Amendment thereto dated July 1, 1998 and a Second Amendment thereto dated July 6, 1999. As of November 18, 1999, the Company and the Rights Agent entered into a third amendment (the "Third Amendment") to the Rights Agreement, which is filed as Exhibit 4 hereto and is incorporated herein by reference. The Rights Agreement as amended through the date hereof is referred to herein as the "Rights Agreement."

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            On June 20, 1997, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock, $10.00 par value (the "Common Stock"), of the Company to the stockholders of record on July 7, 1997 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one share of Common Stock at a price of $80.00 per share (the "Purchase Price"), subject to adjustment

    Until the earlier to occur of (i) the tenth business day after a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of Common Stock of the Company (such person or group being called an "Acquiring Person" and such date of first public announcement being called the "Stock Acquisition Date"), or (ii) the tenth business day after the commencement or announcement of an intention to make a tender offer or exchange offer which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Company's Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of a summary of the terms of the Rights (the "Summary of Rights" ) attached thereto. The Rights Agreement provides that notwithstanding anything in the definition of Beneficial Ownership to the contrary, a Person shall not be deemed the Beneficial Owner of, or to "beneficially own", any shares of Common Stock of the Company as a result of the operation of that certain Non-Compete, Standstill and Sale of Personal Goodwill Agreement to be entered into on November 19, 1999 between the Company and Ernest
H. Huls. The Non-Compete, Standstill and Sale of Personal Goodwill Agreement is included as Exhibit 5 hereto and is incorporated herein by reference.

            The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Company's Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Company's Common Stock certificates outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on July 7, 2007, unless earlier redeemed by the Company as described below.

            The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights, options or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness or assets (excluding (a) a regular periodic cash dividend or (b) a dividend payable in Common Stock) or of subscription rights, options or warrants (other than those referred to above).

            In the event that a person becomes the beneficial owner of 25% or more of the outstanding shares of Common Stock (i.e., becomes an Acquiring Person), each holder of a Right, other than Rights beneficially owned by the Acquiring Person

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(which will be void), will have the right to receive upon exercise thereof, that number of shares of Common Stock having a market value of two times the exercise price of the Right (such right being called the "Flip-In" right).

            In the event that, on or after the Stock Acquisition Date, the Company were acquired in a merger or other business combination, or 50% or more of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that the Company were the surviving corporation in a merger involving the Acquiring Person and the Common Stock were not changed or exchanged, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive upon exercise that number of shares of the Common Stock having a market value of two times the exercise price of the Right (such right being called the "Flip-Over" right). The holder of a right will no longer have a Flip-Over right if, and to the extent that, he has exercised his Flip-In right. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, a cash payment will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

    At any time prior to the time that there is an Acquiring Person, the Company may, at its option, redeem the Rights in whole but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon the authorization of the redemption of the Rights by the Board of Directors of the Company, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    One Right will be distributed to shareholders of the Company for each share of Common Stock owned of record by them as of the close of business on July 7, 1997. Until the Distribution Date, the Company will issue one Right with each share of Common Stock that shall become outstanding so that all shares of Common Stock will have attached Rights.

    The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved in advance by the Board of Directors of the Company. The Rights should not interfere with any merger of other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 25% or more of the Common Stock, since until such time the Rights may be redeemed by the Company at $0.01 per Right.

    The distribution of the Rights is not taxable to the Company or its shareholders. The Rights are not dilutive and will not affect reported earnings per share. The Company will receive no proceeds from the issuance of the Rights as a dividend.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    The Board of Directors of the Company may amend the Rights Agreement from time to time, provided that any such changes do not adversely affect the interest of the holders of the Rights, and provided further that the Rights Agreement may not be supplemented or amended in any way after an Acquiring Person has become such.

    The original Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, including the form of Rights Certificate and the Summary of Rights is included as Exhibit 1 to this Registration Statement and is incorporated herein by reference. The First Amendment to the Rights Agreement dated July 1, 1998, is included as Exhibit 2 to this Registration Statement and is incorporated herein by reference. The Second Amendment to the Rights Agreement, dated July 6, 1999, is included as Exhibit 3 to this Registration Statement and is incorporated herein by reference. A copy of the Rights Agreement, as amended, is available to all Right holders free of charge from the Company. The foregoing description of the Rights Agreement as amended to date does not purport to be complete and is qualified in its entirety by reference to the full text of the foregoing documents which are included as exhibits hereto.

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ITEM 2.     EXHIBITS.

List below all exhibits filed as a part of the registration statement:

1. Rights Agreement dated June 20, 1997 between Illini Corporation and Illinois Stock Transfer Company, as Rights Agent (incorporated by reference as Exhibit 1 to the Company's Registration Statement on Form 8-A dated June 25, 1997).

2. First Amendment to Rights Agreement, dated as of July 1, 1998 between Illini Corporation and Illinois Stock Transfer Company (incorporated by reference as Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 13, 1998).

3. Second Amendment to Rights Agreement, dated as of July 6, 1999 between Illini Corporation and Illinois Stock Transfer Company (incorporated by reference as Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 12, 1999).

4. Third Amendment to Rights Agreement, dated as of November 18, 1999 between Illini Corporation and Illinois Stock Transfer Company (incorporated by reference as Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 26, 1999).

5. Non-Compete, Standstill and Sale of Personal Goodwill Agreement, dated November 19, 1999 between Illini Corporation and Ernest H. Huls (incorporated by reference as Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 26, 1999).

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                                    SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        ILLINI CORPORATION


Dated:  November 30, 1999               By:         /s/ Burnard K. McHone
                                           -------------------------------------
                                                    Burnard K. McHone
                                                    President

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